Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
QUIKBYTE SOFTWARE, INC.
     Pursuant to the Colorado Business Corporation Act, the undersigned Corporation adopts the following Amended and Restated Articles of Incorporation:
ARTICLE I
NAME
     The name of the Corporation is: QuikByte Software, Inc.
ARTICLE II
CAPITAL
(a)     Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 600,000,000 shares, of which 500,000,000 shares shall be shares of Common Stock, $.0001 par value per share, and of which 100,000,000 shares shall be shares of Preferred Stock, $.0001 par value per share, and/or such other class of stock as may be determined pursuant to clause (c) below or otherwise in accordance with the Colorado Business Corporation Act.
(b)     Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.
Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends upon the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.
(c)     Other Stock. The Board of Directors may determine and establish, in whole or in part, the number, preferences, limitations and relative rights, and other terms and provisions, in accordance with, subject to and within the limits set forth in the Colorado Business Corporation Act, of:
(i)	any class of shares before the issuance of any shares of that class; or

(ii)	one or more series within a class before the issuance of any shares of that series.
(d)     Reverse Stock Split. Effective as of 5:00 p.m., Denver Time, on the date of filing in the office of the Secretary of State of Colorado of these Amended and Restated Articles of Incorporation (the “Effective Time”), each previously outstanding share of the previously authorized Common Stock, par value $0.0001 per share, of the Corporation (the “Old Common Stock”), shall thereby and thereupon be reclassified into one-tenth (0.10) of a validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”), reflecting a one (1) for ten (10) reverse stock split. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified hereby; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such stock certificate, a new certificate evidencing and representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified hereby. No cash will be paid or distributed as a result of the aforementioned reverse split of the Corporation’s Common Stock.

ARTICLE III
NO PREEMPTIVE RIGHTS
     A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.
ARTICLE IV
VOTING
     A shareholder of the Corporation shall not be entitled to cumulative voting.
     With respect to any action to be taken by shareholders of the Corporation which pursuant to statute requires the vote of two-thirds of the outstanding shares entitled to vote thereon, specifically including any amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a sale, lease, exchange or other disposition of all, or substantially all, of the Corporation’s property or a proposal to dissolve the Corporation, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required.
ARTICLE V
REGISTERED OFFICE AND AGENT
     The registered office of the Corporation shall be at 1535 Grant Street, Suite 140, Denver, Colorado 80203 and the name of the initial registered agent at such address is CorpDirect Agents, Inc. Either the registered office or the registered agent may be changed in the manner provided by law.
ARTICLE VI
BOARD OF DIRECTORS
     The business and affairs of this Corporation shall be managed by a Board of Directors, which shall have all authority granted to boards of directors by the Colorado Business Corporation Act. The Board of Directors shall consist of one or more members, with the number stated or determined from time to time in such manner as shall be provided by the Bylaws of this Corporation.
     Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE VII
INDEMNIFICATION
     The Corporation shall indemnify any person who is or was a director to the fullest extent permitted by applicable law.
     The Corporation shall indemnify any person who is or was an officer, employee or agent of the Corporation who is not a director to the fullest extent permitted by law, or to a greater extent if consistent with law and if provided by resolution of the Corporation’s shareholders or directors, or in a contract.
ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
     To the fullest extent permitted by the Colorado Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Act relating to any unlawful distribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE IX
ACTION BY SHAREHOLDERS WITHOUT A MEETING
     Any action which could be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a written consent setting forth the action so taken is signed by the holder or holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.
ARTICLE X
BYLAWS
     The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

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